Exhibit 2.1

AGREEMENT AND PLAN OF MERGER dated as of July 14, 2009, among HISAMITSU PHARMACEUTICAL CO., INC., HISAMITSU U.S., INC., NORTHSTAR MERGER SUB, INC. and NOVEN PHARMACEUTICALS, INC.

i

Exhibits:
Exhibit A         Conditions to the Offer

INDEX OF DEFINED TERMS

Defined Term	Location of Definition

Acceptable Confidentiality Agreement	5.04(e)
Adverse Recommendation Change	5.04(b)
affiliate	9.03
Agreement	Preamble
Appraisal Shares	2.07(e)
Authorizations	3.15(a)
Book-Entry Shares	9.03
business day	9.03
Certificate of Merger	2.03
Certificates	2.08(b)
Code	1.01(d)
Commonly Controlled Entity	3.11(a)
Company	Preamble
Company Balance Sheet	3.06(d)
Company Benefit Agreement	3.11(b)
Company Benefit Plan	3.11(a)
Company Board	3.04(b)
Company By-laws	3.01
Company Charter	3.01
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Material Adverse Effect	9.03
Company Officer	9.03
Company Personnel	3.08(d)(i)
Company Preferred Stock	3.03(a)
Company Registered Intellectual Property	3.17(g)(i)
Company Restricted Share	6.04(d)
Company Rights	3.03(a)
Company Rights Agreement	3.03(a)
Company RSU	6.04(d)
Company SAR	6.04(d)
Company SEC Documents	3.06(a)
Company Stock Option	6.04(d)
Company Stock Plans	6.04(d)
Company Stockholder Approval	3.04(c)
Company Stockholders Meeting	6.01(b)
Company Subsidiaries	3.01
Company Takeover Proposal	5.04(e)
Company Termination Fee	6.07(b)
Compensation Committee	3.11(h)
Confidentiality Agreement	6.02

Consent	3.05(b)
Continuing Employees	6.05(a)
Contract	3.05(a)
control	9.03
D&O Insurance	6.06(b)
DGCL	2.01
Direct Registration System	9.03
Drug Law	3.15(a)
Effective Time	2.03
Environmental Authorization	3.16(b)
Environmental Law	3.16(b)
ERISA	3.11(a)
Exchange Act	1.01(a)
Exchange Fund	2.08(a)
Expense Reimbursement	6.07(c)
FDA	3.15(a)
FDCA	3.15(a)
Filed Company SEC Documents	Article III
Fully Diluted Shares	Exhibit A
GAAP	3.06(c)
Governmental Entity	3.05(b)
Grant Date	3.03(f)
Hazardous Substance	3.16(b)
Holdings	Preamble
HSR Act	3.05(b)
Independent Directors	6.10
Information Statement	3.05(b)
Insured Parties	6.06(b)
Intellectual Property	3.17(g)(ii)
Intervening Event	5.04(e)
Judgment	3.05(a)
knowledge	9.03
Law	3.05(a)
Legal Restraints	7.01(c)
Liens	3.02(a)
LLC Operating Agreement	6.14(a)
Maximum Premium	6.06(b)
Measurement Date	3.03(a)
Merger	Recitals
Merger Closing	2.02
Merger Closing Date	2.02
Merger Consideration	2.07(d)
Merger Sub	Preamble
Minimum Tender Condition	Exhibit A
Nasdaq	1.03(a)
Notice of Recommendation Change	5.04(b)

v

Novartis	6.14(a)
Offer	Recitals
Offer Closing Date	1.01(a)
Offer Conditions	1.01(a)
Offer Documents	1.01(b)
Offer Price	Recitals
Outside Date	8.01(b)(i)
Parent	Preamble
Parent Determination	6.14(a)
Parent Material Adverse Effect	9.03
Paying Agent	2.08(a)
Permitted Liens	3.12(a)
Person	9.03
Pre-Closing Service	6.05(b)
Proxy Statement	3.05(b)
Qualifying Company Takeover Proposal	5.04(a)
Release	3.16(b)
Remedial Action	3.16(b)
Representatives	5.04(a)
Response Period	6.14(a)
Schedule 14D-9	1.02(b)
SEC	1.01(a)
Section 262	2.07(e)
Securities Act	1.03(b)
Specified Contract	3.13(a)
subsidiary	9.03
Superior Company Proposal	5.04(e)
Surviving Corporation	2.01
Tax Return	3.09(l)
Taxes	3.09(l)
Top-Up Option	1.03(a)
Top-Up Shares	1.03(a)
Transactions	1.02(a)
Transfer Taxes	6.09
Trust Agreement	6.05(d)
Vivelle	3.01
Voting Company Debt	3.03(c)

AGREEMENT AND PLAN OF MERGER dated as of July 14, 2009 (this “Agreement”), among Hisamitsu Pharmaceutical Co., Inc., a Japanese corporation (“Parent”), Hisamitsu U.S., Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Holdings”), Northstar Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings (“Merger Sub”), and Noven Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

WHEREAS the respective Boards of Directors of Parent, Holdings, Merger Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Parent proposes to cause Merger Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), including the associated Company Rights, at a price per share of Company Common Stock (including the associated Company Rights) of $16.50 (such amount or, if the Offer is amended in accordance with the terms of this Agreement and a different amount per share is paid pursuant to the Offer, such different amount, the “Offer Price”), net to the seller in cash, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS the respective Boards of Directors of Parent, Holdings, Merger Sub and the Company have approved the merger (the “Merger”) of Merger Sub into the Company on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS Parent, Holdings, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Offer

SECTION 1.01.  The Offer.  (a)  Subject to the terms and conditions of this Agreement, as promptly as practicable (but in no event later than 10 business days after the date of this Agreement), Merger Sub shall, and Parent and Holdings shall cause Merger Sub to, commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”); provided, however, that Parent, Holdings and Merger Sub shall not be required to commence, or cause to be commenced, the Offer prior to the date on which the Company is prepared to file the Schedule 14D-9.  The obligations of Merger Sub to, and of Parent and Holdings to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the satisfaction or waiver of the conditions set forth in Exhibit A (the “Offer Conditions”).  The initial expiration date of the Offer shall be 12:00 midnight, New York City time, on the 20th business day following the commencement of the Offer (determined using Rule 14d-1(g)(3) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)).  Merger Sub expressly reserves the right to waive any Offer Condition or modify the terms of the Offer, except that, without the consent of the Company, Merger Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) waive or amend the Minimum Tender Condition, (iv) add to the conditions set forth in Exhibit A or modify any condition set forth in Exhibit A in any manner adverse to the holders of Company Common Stock, (v) except as otherwise provided in this Section 1.01(a), extend the Offer, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend the Offer in any manner adverse to the holders of Company Common Stock.  Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, (A) extend the Offer for one or more consecutive increments of not more than seven business days each, if at the scheduled expiration date of the Offer any of the Offer Conditions is not satisfied, until such time as such conditions are satisfied or waived or (B) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.  In addition, if at the otherwise scheduled expiration date of the Offer any Offer Condition is not satisfied, Merger Sub shall, and Parent and Holdings shall cause Merger Sub to, extend the Offer at the request of the Company for one or more consecutive increments of not more than seven business days each (or for such longer period as may be agreed by Parent and the Company); provided that Merger Sub shall not be required to, and Parent and Holdings shall not be required to cause Merger Sub to, extend the Offer beyond the date that is 90 days after the initial expiration date of the Offer only if the Minimum Tender Condition is not satisfied at such time.  In addition, Merger Sub may make available one or more “subsequent offering periods”, in accordance with Rule 14d-11 of the Exchange Act, of at least three and not more than 20 business days each, unless Parent has become the owner, directly or indirectly, of 90% or more of the outstanding shares of Company Common Stock.  On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent and Holdings shall cause Merger Sub to, pay for all shares of Company Common Stock validly tendered in accordance with the terms of the Offer and not withdrawn that Merger Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer and, in any event, no more than two business days after the Offer Closing Date.  The date on which Merger Sub first accepts for payment the shares of Company Common Stock tendered in the Offer is referred to as the “Offer Closing Date”.

(b)  On the date of commencement of the Offer, Parent, Holdings and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”).  The Company shall furnish to Parent, Holdings and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents.  Each of Parent, Holdings, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent, Holdings and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and the Offer Documents, as so amended or supplemented, to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Federal securities Laws.  Parent, Holdings and Merger Sub shall provide the Company and its counsel in writing with any comments Parent, Holdings, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.  Prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent, Holdings and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response (including the proposed final version thereof), and Parent, Holdings and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company or its counsel.

(c)  Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

(d)  Parent, Holdings and Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of shares of Company Common Stock such amounts as Parent, Holdings or Merger Sub is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law.  To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 1.02.  Company Actions.  (a)  Subject to Sections 5.04 and 8.05, the Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”).

(b)  Subject to Section 5.04(b), on the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”), which shall describe and make the recommendations referred to in Section 3.04(b) and shall mail the Schedule 14D-9 to the holders of Company Common Stock.  Parent, Holdings and Merger Sub shall furnish to the Company all information concerning Parent, Holdings and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9.  Each of the Company, Parent, Holdings and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Federal securities Laws.  The Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.  Prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or the mailing thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response (including the proposed final version thereof), and the Company shall give reasonable and good faith consideration to any comments made by Parent or its counsel.  The Company hereby consents to the inclusion in the Offer Documents of a description of the recommendation of the Board of Directors of the Company contained in the Schedule 14D-9.

(c)  In connection with the Offer, the Company shall cause its transfer agent to promptly furnish Merger Sub with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company’s stockholders.  Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent, Holdings and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession or control.

SECTION 1.03.  Top-Up Option.  (a)  The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 1.03, to purchase at a price per share equal to the Offer Price that number of newly issued, fully paid and nonassessable shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock directly or indirectly owned by Parent, Holdings and Merger Sub at the time of exercise of the Top-Up Option, shall constitute one share more than 90.0% of the Fully Diluted Shares outstanding immediately after the issuance of the Top-Up Shares; provided, however, that the Top-Up Option may not be exercised if the number of Top-Up Shares exceeds the lesser of (i) that number of shares of Company Common Stock authorized and unissued (treating shares held in treasury as unissued) and not reserved for issuance at the time of exercise of the Top-Up Option and (ii) that number of shares of Company Common Stock the issuance of which would require approval of the Company’s stockholders under applicable Law or the rules and regulations of The NASDAQ Global Select Market (“Nasdaq”).  The Top-Up Option shall be exercisable only once, in whole but not in part, at such time as Parent, Holdings and Merger Sub, directly or indirectly, own at least 85.0% of the Fully Diluted Shares and following the expiration of the Offer and any subsequent offering period.  The obligation of the Company to issue and deliver the Top-Up Shares upon the exercise of the Top-Up Option is subject to the condition that no Legal Restraint that has the effect of prohibiting the exercise of the Top-Up Option or preventing the issuance and delivery of the Top-Up Shares shall be in effect.

(b)  The parties shall cooperate to ensure that the issuance and delivery of the Top-Up Shares comply with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”).  In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall give the Company two business days prior written notice, specifying (i) the number of shares of Company Common Stock directly or indirectly owned by Parent at the time of such notice and (ii) a place and a time for the closing of such purchase.  The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Merger Sub specifying, based on the information provided by Merger Sub in its notice, the number of Top-Up Shares.  At the closing of the purchase of Top-Up Shares, the purchase price owed by Merger Sub to the Company shall be paid to the Company, at Merger Sub’s option, (i) in cash, by wire transfer in immediately available funds, or (ii) by issuance by Merger Sub to the Company of a promissory note on terms reasonably satisfactory to the Company.

ARTICLE II

The Merger

SECTION 2.01.  The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time.  At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 2.02.  Merger Closing.  The closing of the Merger (the “Merger Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022 at 10:00 a.m., New York City time, on the second business day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Merger Closing), or at such other place, time and date as shall be agreed in writing by the parties hereto; provided, however, that if all the conditions set forth in Article VII have not been satisfied or (to the extent permitted by Law) waived on such second business day, then the Merger Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by Law) waived, or at such other place, time and date as shall be agreed in writing by the parties hereto.  The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date”.

SECTION 2.03.  Effective Time.  Prior to the Merger Closing, Merger Sub shall prepare, and on the Merger Closing Date, Merger Sub shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 2.04.  Effects of Merger.  The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 2.05.  Certificate of Incorporation and By-laws.  (a)  The Company Charter shall be amended at the Effective Time to be the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Company set forth in such amended certificate of incorporation shall be “Noven Pharmaceuticals, Inc.”), and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)  The By-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation (except that the name of the Company set forth in such bylaws shall be “Noven Pharmaceuticals, Inc.”) until thereafter changed or amended as provided therein or by applicable Law.

SECTION 2.06.  Directors and Officers.  (a)  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b)  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 2.07.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a)  Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)  Cancelation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is owned by the Company, Parent, Holdings or Merger Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)  Stock Held by Subsidiaries.  Each share of Company Common Stock that is owned by any subsidiary of the Company or Parent (other than Merger Sub) shall automatically be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d)  Conversion of Other Company Common Stock.  Subject to Sections 2.07(b), 2.07(c) and 2.07(e), each issued share of Company Common Stock shall be converted into the right to receive the Offer Price in cash (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.08, without interest.

(e)  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the Merger Consideration as provided in Section 2.07(d), but instead the holders of Appraisal Shares shall be entitled to payment of the fair market value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration as provided in Section 2.07(d).  The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.08.  Payment of Merger Consideration.  (a)  Paying Agent.  Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration to former holders of Company Common Stock.  Parent shall take all steps necessary to enable and shall cause the Surviving Corporation to provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.07(d) (such cash being hereinafter referred to as the “Exchange Fund”).

(b)  Exchange Procedure.  As soon as reasonably practicable after the Effective Time (but in no event later than three business days after the Effective Time), the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) which were converted into the right to receive the Merger Consideration pursuant to Section 2.07 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as are customary and reasonably acceptable to the Company and Parent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate to the Paying Agent for cancelation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.07, and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.08, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.07.  No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c)  Treatment of Book-Entry Shares.  As soon as reasonably practicable after the Effective Time (but in no event later than three business days after the Effective Time), the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record, as of the Effective Time of the Merger, of Book-Entry Shares a check in an amount of U.S. dollars equal to the aggregate amount of Merger Consideration to which such holder is entitled hereunder.

(d)  No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e)  Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for 12 months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

(f)  No Liability.  None of Parent, Holdings, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g)  Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis.  Any interest and other income resulting from such investments shall be paid to Parent.  In no event, however, shall such investment or any such payment of interest or income delay the receipt by holders of Certificates or Book-Entry Shares of the Merger Consideration, or otherwise impair such holders’ rights hereunder.

(h)  Withholding Rights.  Each of the Surviving Corporation, Parent, Holdings, Merger Sub and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law.  To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

Representations and Warranties of the Company

Except as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with the SEC since January 1, 2007 and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures in the Filed Company SEC Documents under the headings “Risk Factors”, “Forward-Looking Information”, “Cautionary Factors” and “Outlook” and any other disclosures that are generic, predictive or forward-looking in nature) or as set forth in the letter, dated as of the date of this Agreement, from the Company to Parent, Holdings and Merger Sub (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify or apply to other sections in this Article III to the extent that it is readily apparent on the face of such disclosure that it also qualifies or applies to such other sections, the “Company Disclosure Letter”), the Company represents and warrants to Parent, Holdings and Merger Sub as follows:

SECTION 3.01.  Organization, Standing and Power.  Each of the Company, each of its subsidiaries (the “Company Subsidiaries”) and Vivelle Ventures LLC (“Vivelle”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except in the case of the Company Subsidiaries and Vivelle, where the failure of any such Company Subsidiary or Vivelle to be in good standing would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  Each of the Company, each Company Subsidiary and, to the knowledge of the Company, Vivelle is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  The Company has made available to Parent true and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”).

SECTION 3.02.  Company Subsidiaries; Equity Interests.  (a)  Section 3.02(a) of the Company Disclosure Letter lists, as of the date of this Agreement, each Company Subsidiary and its jurisdiction of organization.  All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens.  The Company has made available to Parent true and complete copies of the organizational documents, as amended to the date of this Agreement, of each Company Subsidiary and Vivelle.

(b)  Except for its interests in the Company Subsidiaries and the Company’s ownership of 49% of the equity interests in Vivelle, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

SECTION 3.03.  Capital Structure.  (a)  The authorized capital stock of the Company consists of  80,000,000 shares of Company Common Stock and 100,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which 30,000 shares of Company Preferred Stock were designated by the Company Board as Series A Junior Participating Preferred Stock and are issuable upon exercise of the rights (the “Company Rights”) under the Rights Agreement dated as of November 6, 2001, between the Company and American Stock Transfer & Trust Company, as amended on March 18, 2008 (the “Company Rights Agreement”).  At the close of business on July 9, 2009 (the “Measurement Date”), (i) 25,028,987 shares of Company Common Stock were issued and outstanding, of which 253,020 shares of Company Common Stock were Company Restricted Shares, (ii) 322,345 shares of Company Common Stock were held by the Company in its treasury, (iii) 1,399,639 shares of Company Common Stock were subject to outstanding Company Stock Options, 2,560,496 shares of Company Common Stock were subject to outstanding Company SARs, 50,000 shares of Company Common Stock were subject to outstanding Company RSUs and 2,133,093 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, (iv) no shares of Company Preferred Stock were issued or outstanding and (v) 30,000 shares of Company Preferred Stock were reserved for issuance in connection with the Company Rights.  Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock or other securities of the Company were issued, reserved for issuance or outstanding.  All outstanding options to purchase Company Common Stock, outstanding stock appreciation rights linked to the price of Company Common Stock and outstanding restricted stock units were granted under a Company Stock Plan.

(b)  All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time (including pursuant to the Top-Up Option) will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c)  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”).  Other than intercompany indebtedness owed to the Company or one of the Company Subsidiaries, none of the Company or any of the Company Subsidiaries has any indebtedness for borrowed money.

(d)  Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle is a party or by which any of them is bound (i) obligating the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company, any Company Subsidiary or Vivelle or any Voting Company Debt or (ii) obligating the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle to issue, grant or enter into any such option, warrant, right, security, commitment, Contract, arrangement or undertaking.  As of the date of this Agreement, there are no outstanding contractual obligations of the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, any Company Subsidiary or Vivelle.  The Company has made available to Parent a true and complete copy of the Company Rights Agreement, as amended to the date of this Agreement.

(e)  All outstanding Company Stock Options, Company SARs, Company RSUs and Company Restricted Shares have been granted under the Company Stock Plans.  Section 3.03(e) of the Company Disclosure Letter sets forth a true and complete list, as of the Measurement Date, of (i) all outstanding Company Stock Options, the number of shares of Company Common Stock subject to each such Company Stock Option, the exercise price per share and the name of the holder thereof, (ii) all outstanding Company SARs, the number of shares of Company Common Stock subject to each such Company SAR, the exercise price per share and the name of the holder thereof, (iii) all Company Restricted Shares and the name of the holder thereof and (iv) all outstanding Company RSUs and the name of the holder thereof.  All Company Stock Options, Company SARs, Company Restricted Shares and Company RSUs are evidenced by written award agreements, in each case substantially in the forms that have been provided to Parent, except that such agreements differ from such forms with respect to the number of Company Stock Options, Company SARs, Company Restricted Shares, Company RSUs or shares of Company Common Stock covered thereby, the exercise price (if applicable), vesting schedule and expiration date applicable thereto and other similar terms.

(f)  With respect to outstanding Company Stock Options and outstanding Company SARs, (i) each grant of a Company Stock Option or Company SAR was duly authorized no later than the time and date the grant of such Company Stock Option or Company SAR was made and effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, (ii) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws, including the rules and regulations of Nasdaq and any other exchange on which securities of the Company are traded, (iii) the per share exercise price of each Company Stock Option or Company SAR was equal to or greater than the fair market value (within the meaning of Section 409A of the Code) of a share of Company Common Stock on the applicable Grant Date and (iv) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the notes thereto) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws.

SECTION 3.04.  Authority; Execution and Delivery; Enforceability.  (a)  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval, if required by applicable Law.  The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).

(b)  The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Offer, the Merger and the other Transactions, (ii) determining that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the stockholders of the Company, (iii) recommending that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and (iv) recommending that the Company’s stockholders adopt this Agreement if the Company Stockholder Approval is required by applicable Law, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.  Such resolutions are sufficient to render inapplicable to Parent, Holdings and Merger Sub and this Agreement, the Offer, the Merger or any other Transaction the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Offer, the Merger or any other Transaction.  No other state takeover statute or similar statute or regulation applies to the Company with respect to this Agreement, the Offer, the Merger or any other Transaction.

(c)  The only vote of holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement and the Merger, if required by applicable Law, is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Stock (the “Company Stockholder Approval”).  The affirmative vote of the holders of any class or series of capital stock of the Company is not necessary to consummate the Offer or any Transaction other than the Merger.

SECTION 3.05.  No Conflicts; Consents.  (a)  The execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of or reduction in a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle under, any provision of (i) the Company Charter, the Company By-laws or the comparable organizational documents of any Company Subsidiary or Vivelle, (ii) any material contract (written or oral), lease, license, indenture, note, bond, agreement, concession, franchise or other instrument (a “Contract”) to which the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law, ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets or, to the knowledge of the Company, Vivelle or its properties or assets.

(b)  No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the SEC of (A) the Schedule 14D-9, (B) a proxy or information statement relating to the adoption of this Agreement by the Company’s stockholders (the “Proxy Statement”), if such adoption is required by Law, (C) any information statement (the “Information Statement”) required under Rule 14f-1 in connection with the Offer and (D) such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required under the rules and regulations of Nasdaq and (v) such other items (A) required solely by reason of the participation of Parent (as opposed to any third Person) in the Transactions or (B) that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(c)  The Company has taken all actions necessary to (i) render the Company Rights Agreement inapplicable to this Agreement, the Offer, the Merger and the other Transactions and (ii) ensure that (A) neither Parent nor any of its affiliates or associates is or will become an “Acquiring Person” (as defined in the Company Rights Agreement) by reason of this Agreement, the Offer, the Merger or any other Transaction, (B) a “Distribution Date” (as defined in the Company Rights Agreement) shall not occur by reason of this Agreement, the Offer, the Merger or any other Transaction and (C) the Company Rights shall expire immediately prior to the Effective Time.

SECTION 3.06.  SEC Documents; Undisclosed Liabilities.  (a)  The Company has filed all reports, schedules, forms, statements and other documents required to be filed pursuant to Sections 13(a) and 15(d) of the Exchange Act by the Company with the SEC since January 1, 2007 (the “Company SEC Documents”).

(b)  As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), each Company SEC Document complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and except to the extent corrected or superseded by a subsequent filing with the SEC prior to the date hereof, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)  The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the Company SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied in all material respects on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(d)  Except as set forth in the audited consolidated balance sheet of the Company, as of December 31, 2008, included in the Company SEC Documents (together with the notes thereto, the “Company Balance Sheet”), the Company and the Company Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since the date of the Company Balance Sheet, (ii) liabilities or obligations incurred in connection with the Transactions and (iii) liabilities or obligations that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(e)  The Company maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

(f)  The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

(g)   Since January 1, 2007, none of the Company, the Company’s independent accountants, the Company Board, any Company Officer or the audit committee of the Company Board has received (A) any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Company, (ii) “material weakness” in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company or (B) any material complaint, allegation, assertion or claim alleging, asserting or claiming that the accounting or auditing practices, procedures, methodologies or methods of the Company, any of the Company Subsidiaries or Vivelle or their respective internal accounting controls fail to comply with GAAP, generally accepted auditing standards or applicable Law.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2, as in effect on the date of this Agreement.

(h)  Since January 1, 2007, no attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to the General Counsel of the Company.

SECTION 3.07.  Information Supplied.  Subject to the accuracy of the representations and warranties of Parent, Holdings and Merger Sub set forth in Article IV, none of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (a) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Holdings or Merger Sub for inclusion or incorporation by reference therein.

SECTION 3.08.  Absence of Certain Changes or Events.  From the date of the Company Balance Sheet to the date of this Agreement, the Company has conducted its business in the ordinary course in all material respects, and during such period there has not been:

(a)  any change, event, effect or occurrence that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect;

(b)  any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) with respect to, any capital stock of the Company;

(c)  any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

(d)  (i)   any material increase by the Company or any Company Subsidiary to any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary (each, a “Company Personnel”) in compensation or granting or amending any awards under any Company Benefit Plan (not including granting any equity or equity-based compensation), except in the ordinary course of business consistent with past practice or as was required under employment agreements included in or described in the Filed Company SEC Documents, (ii) any granting by the Company or any Company Subsidiary to any Company Personnel of any material increase in severance or termination pay, except as was required under any employment, severance or termination agreements included in or described in the Filed Company SEC Documents, (iii) any entry by the Company or any Company Subsidiary into any employment, severance or termination agreement with any Company Personnel or (iv) any material amendment to a Company Benefit Plan or Company Benefit Agreement;

(e)  any change in accounting methods, principles or practices by the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle materially affecting the consolidated assets, liabilities or results of operations of the Company, except as may have been required (i) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (ii) by Law, including Regulation S-X under the Securities Act;

(f)  any material elections with respect to Taxes by the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle or settlement or compromise by the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle of any material Tax liability or refund;

(g)  any material damage, destruction or loss, whether or not covered by insurance, to any material assets of the Company, any of the Company Subsidiaries or, to the knowledge of the Company, Vivelle; or

(h)  any discounting, rebate, promotional or other special incentive arrangements with respect to the sale of any finished products by the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle, other than in the ordinary course of business consistent with past practice.

SECTION 3.09.  Taxes.  (a)  The Company, each Company Subsidiary and, to the knowledge of the Company, Vivelle have (i) timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects, and (ii) paid all material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings.  The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (excluding any reserves for deferred Taxes), if such a reserve is required by GAAP, for all material Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof ending on or before the date of such financial statements.

(b)  The Company, each Company Subsidiary and, to the knowledge of the Company, Vivelle have complied in all material respects with all applicable Tax Laws relating to the withholding of Taxes (including withholding of Taxes in connection with amounts paid or owing to any employee, former employee or independent contractor) and have duly and timely withheld and paid over to the appropriate Governmental Entity all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Tax Laws.

(c)  No material Taxes with respect to the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle are under audit by any Governmental Entity or the subject of any judicial or administrative proceeding.  There are no entity classification elections for US federal income tax purposes in force with respect to the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle.  All Tax Returns filed with respect to Tax years of the Company and all Company Subsidiaries through the Tax year ended 2004 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.  To the knowledge of the Company, all Tax Returns filed with respect to Tax years of Vivelle through the Tax year ended 2004 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(d)  No deficiency for any material Tax has been asserted or assessed by a taxing authority in writing against the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle which deficiency has not been paid.  Except as would not reasonably be expected to be material in any respect to the Company, the Company Subsidiaries and Vivelle, there are no currently effective waivers, extensions or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns which have been given by or on behalf of the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(e)  None of the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), in either case that would be binding upon the Company, any Company Subsidiary or Vivelle after the Offer Closing Date or (ii) has any liability for the Taxes of any other Person other than the Company or any Company Subsidiary (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements, or otherwise).

(f)  None of the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle will be required to include in income any adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law) by reason of a change in accounting method by the Company, any Company Subsidiary or Vivelle.

(g)  None of the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle is a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code.

(h)  None of the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and wholly owned Company Subsidiaries).

(i)  Within the past two years, none of the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(j)  None of the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state Law).

(k)  No Company Subsidiary organized outside of the United States is or has been classified as a passive foreign investment company, as defined in Section 1297 of the Code.

(l)  For purposes of this Agreement:

“Taxes” means all taxes, customs, tariffs, withholding, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 3.10.  Labor Relations.  (a)  There are no collective bargaining or other labor union agreements to which the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle is a party or by which the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle is bound.  None of the employees of the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle is represented by any union with respect to his employment by the Company, any such Company Subsidiary or Vivelle.  In the last two years up to and including the date of this Agreement, none of the Company, any of the Company Subsidiaries or, to the knowledge of the Company, Vivelle has experienced any material labor disputes, strikes, work stoppages, slowdowns, lockouts or union organization attempts concerning any employees of the Company, a Company Subsidiary or Vivelle.

(b)  There is no material unfair labor practice charge or complaint or other proceeding pending, or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board, Equal Employment Opportunity Commission or any similar Governmental Entity.

(c)  To the knowledge of the Company, there is no material unfair labor practice charge or complaint or other proceeding pending or threatened against Vivelle before the National Labor Relations Board, Equal Employment Opportunity Commission or any similar Governmental Entity.

SECTION 3.11.  Employee Benefits.  (a)  Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan.  “Company Benefit Plan” means each (i) “pension plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or post-retirement or employment health or medical plan or  program, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan or program, (iii) severance, change in control, retention or termination plan or program, or (iv) other compensation or benefit plan or program, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any of the Company Subsidiaries or any other Person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code (each, a “Commonly Controlled Entity”) for the benefit of any Company Personnel, other than a Company Benefit Agreement.

(b)  Section 3.11(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each written employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention or termination Contract between the Company or any Company Subsidiary, on the one hand, and an individual, on the other hand (each, a “Company Benefit Agreement”).

(c)  With respect to each Company Benefit Plan and Company Benefit Agreement, the Company has made available to Parent true and complete copies of (i) such Company Benefit Plan or Company Benefit Agreement, including any amendment thereto, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service with respect thereto (if any) and (v) all material communications received from the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Governmental Entity (including a description of any oral communication) during the last two years.

(d)  Each Company Benefit Plan and Company Benefit Agreement (and any related trust or other funding vehicle) has been administered in all material respects in accordance with its terms and is in compliance in all material respects with ERISA, the Code and all other applicable Laws.  Each of the Company and each of the Company Subsidiaries is in compliance in all material respects with ERISA, the Code and all other applicable Laws in respect of the Company Benefit Plans and Company Benefit Agreements.

(e)  None of the Company, any of the Company Subsidiaries or any Commonly Controlled Entity has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan.  No Company Benefit Plan or Company Benefit Agreement provides health, medical or other welfare benefits after retirement or other termination of employment (other than continuation coverage required under Section 4980(B)(f) of the Code or analogous state Laws), and no circumstances exist that could result in the Company or any Company Subsidiary becoming obligated to provide any such benefits.

(f)  None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval (if required by applicable Law) or the consummation of the Offer, the Merger or any other Transaction (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Company Personnel to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Company Benefit Plan or Company Benefit Agreement or (iii) result in any breach or violation of, or default under, or limit the Company’s right to amend, modify or terminate, any Company Benefit Plan or Company Benefit Agreement.

(g)  No amount or other entitlement that could be received as a result of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval (if required by applicable Law) or the consummation of the Offer, the Merger or any other Transaction (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Company will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  No Company Personnel is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed on such person.

(h)  The Compensation Committee of the Company Board (the “Compensation Committee”) (each member of which the Company Board has determined is an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (i) at a meeting duly called and held, duly adopted resolutions approving each agreement, arrangement or understanding entered into on or before the date hereof by the Company or any of its affiliates with current or future directors, officers or employees of the Company and its affiliates and (ii) has taken all other actions necessary to ensure that any such arrangements fall within the safe harbor provisions of Rule 14d-10(d).

SECTION 3.12.  Title to Properties.  (a)  The Company, the Company Subsidiaries and, to the knowledge of the Company, Vivelle (a) have good, valid and marketable title to all real property owned by the Company, any Company Subsidiary or Vivelle and good, valid and marketable title to, or valid leasehold interests in, all of the other respective properties and assets reflected in the Company Balance Sheet or acquired after the date thereof, in each case that are material to the business of the Company and the Company Subsidiaries, taken as a whole, free and clear of all Liens, except (i) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations that do not, and would not reasonably be expected to, individually or in the aggregate, materially impair or interfere with the continued use and operation of, or materially detract from the value of, the assets to which they relate in the business of the Company, the Company Subsidiaries and Vivelle as presently conducted, (iv) applicable zoning, building and other similar codes and regulations, (v) any conditions that would be disclosed by a current, accurate survey or physical inspection and that do not, and would not reasonably be expected to, individually or in the aggregate, materially impair or interfere with the continued use and operation of, or materially detract from the value of, the assets to which they relate in the business of the Company, the Company Subsidiaries and Vivelle as presently conducted and (vi) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that do not, and would not reasonably be expected to, individually or in the aggregate, materially impair or interfere with the continued use and operation of, or materially detract from the value of, the assets to which they relate in the business of the Company, the Company Subsidiaries and Vivelle, as presently conducted (collectively, “Permitted Liens”) and (b) have complied with the terms of all leases to which they are parties and under which they are in occupancy that are reflected in the Company Balance Sheet or acquired after the date thereof that are material to the business of the Company and the Company Subsidiaries, taken as a whole, and all such leases are in full force and effect.

(b)  Section 3.12(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all real property owned or leased by the Company, any of the Company Subsidiaries or, to the knowledge of the Company, Vivelle, in each case indicating whether such real property is owned, leased or subleased by the Company or a Company Subsidiary and whether the Company or a Company Subsidiary is currently leasing or subleasing any such property, other than ordinary course leases or rentals of public storage facilities used by sales representatives.

(c)  As of the date of this Agreement, none of the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the real property listed in Section 3.12(b) of the Company Disclosure Letter or any portion thereof or interest therein.

SECTION 3.13.  Contracts.  (a)  Except for this Agreement and for the Contracts disclosed in the Filed Company SEC Documents, Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to Parent true and complete copies, of each Contract to which the Company, any Company Subsidiary or, in the case of clauses (v), (viii), (xi) and (xiv), to the knowledge of the Company, Vivelle is a party or by which any of their respective properties or assets are bound:

(i)  that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)  that restricts the ability of the Company or any affiliate of the Company to conduct or have an interest in any business or compete with any Person in any geographical area;

(iii)  that is with a supplier and provides exclusivity for such supplier;

(iv)  that provides for annual payments or receipts (based on payments made and receipts received during the 12-month period ending June 30, 2009) in excess of $500,000, other than spot purchase agreements for raw materials or finished goods entered into in the ordinary course of business;

(v)  under which the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle has incurred any indebtedness for borrowed money (other than intercompany indebtedness owed to the Company or any of the Company Subsidiaries) that is currently owing or given any financial guaranty that is currently outstanding;

(vi)  that is with any Governmental Entity (other than Contracts entered into in the ordinary course of business with a Governmental Entity as a customer);

(vii)  that is a real property lease, sublease, license or occupancy agreement, other than Contracts relating to ordinary course leases or rentals of public storage facilities used by sales representatives;

(viii)  that was entered into after January 1, 2006 and pursuant to which the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle disposed of or acquired any assets or properties material to the Company and the Company Subsidiaries, taken as a whole, other than any Contracts relating to dispositions or acquisitions in the ordinary course of business;

(ix)  that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(x)  that is an equipment lease providing for payments by the Company or any Company Subsidiary in excess of $50,000 over the term of such Contract;

(xi)  that governs the formation, creation, operation, management or control of any partnership or joint venture or other jointly-owned entity in which the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle is a partner, shareholder or member;

(xii)  that is a principal agreement governing on-going strategic collaboration, including any collaboration with respect to the research, development, distribution, supply, license, marketing or co-promotion of products (including any products under development);

(xiii)  that governs the manufacturing of finished products by any Person (other than the Company, any Company Subsidiary or Vivelle) for resale by the Company or any Company Subsidiary; or

(xiv)  that governs the recall or potential recall of any products developed, manufactured, sold, marketed or distributed by the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle, and was entered into since January 1, 2006.

Each such Contract described in this Section 3.13(a) as well as each Contract listed in Section 3.13(a) of the Company Disclosure Letter is referred to herein as a “Specified Contract”.

(b)  Each of the Specified Contracts is valid, binding and enforceable on the Company, a Company Subsidiary or, to the knowledge of the Company, Vivelle, as the case may be, and, to the knowledge of the Company, each other party thereto, and is in full force and effect.  There is no default under any Specified Contract by the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle or any other party thereto and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle or any other party thereto, in each case except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.14.  Litigation.  (a)  There is no suit, action, claim, investigation or proceeding (including opposition proceedings and interferences) pending or, to the knowledge of the Company, threatened by or against the Company or any Company Subsidiary that would reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, nor is there any Judgment outstanding against the Company or any Company Subsidiary that would reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

(b)  To the knowledge of the Company, there is no suit, action, claim, investigation or proceeding (including opposition proceedings and interferences) pending or threatened by or against Vivelle that would reasonably be expected to, individually or in the aggregate, be material to the Company, the Company Subsidiaries and Vivelle, taken as a whole, nor is there any Judgment outstanding against Vivelle that would reasonably be expected to, individually or in the aggregate, be material to the Company, the Company Subsidiaries and Vivelle, taken as a whole.

SECTION 3.15.  Compliance with Laws.  (a)  Each of the Company, each Company Subsidiary and, to the knowledge of the Company, Vivelle is in compliance in all material respects with all Laws applicable to it or its business or operations, including (i) the Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act, as amended, the Controlled Substances Act, as amended, and all other Laws enforced by the United States Food and Drug Administration (“FDA”), the United States Drug Enforcement Administration, and comparable state and foreign Governmental Entities and all regulations promulgated thereunder (collectively, “Drug Law”), (ii) all healthcare compliance Laws, including the Federal False Claims Act, the Federal Anti-Kickback Statute and similar state Laws and (iii) all Laws respecting labor, employment, fair employment practices, terms and conditions of employment and plant closings.  Each of the Company, each Company Subsidiary and, to the knowledge of the Company, Vivelle has made all necessary and appropriate applications, filings, safety reports and other submissions to, and has obtained and maintains in effect all material approvals, authorizations, certificates, registrations, licenses, exemptions, permits, consents, clearances and listings of, Governmental Entities (collectively, “Authorizations”) necessary for it to conduct its business as presently conducted, and all such Authorizations are in full force and effect, except for such Authorizations the absence of which, or the failure of which to be in full force and effect, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  None of the Company, any of the Company Subsidiaries or, to the knowledge of the Company, Vivelle has received, since January 1, 2006, any written notice, notification, claim or information alleging or asserting the failure to hold any material Authorization necessary for it to conduct its business as presently conducted.  Each of the Company, each Company Subsidiary and, to the knowledge of the Company, Vivelle is in compliance in all material respects with the terms and conditions of all material Authorizations necessary for it to conduct its business as presently conducted.  Since January 1, 2008, none of the Company, any of the Company Subsidiaries or, to the knowledge of the Company, Vivelle has had any material Authorization withdrawn or terminated by any Governmental Entity.  This Section 3.15(a) does not relate to environmental matters, which are the subject of Section 3.16, employee benefit matters, which are the subject of Section 3.11, or Taxes, which are the subject of Section 3.09.

(b)  Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company, any Company Subsidiary or any of their respective employees or agents or, to the knowledge of the Company, Vivelle or any of its employees or agents is or has been debarred from participation in any program related to pharmaceutical products pursuant to 21 U.S.C. § 335a(a) or (b).

(c)  Since January 1, 2006, (i) all manufacturing operations of products of the Company or any Company Subsidiary by the Company and the Company Subsidiaries and, to the knowledge of the Company, by Persons (other than the Company and any Company Subsidiary) that manufacture finished products for resale by the Company or any Company Subsidiary have been and are being conducted in material compliance with regulations enforced by the FDA, including C.F.R. Parts 210 and 211 and related guidance documents, as amended from time to time, and all applicable similar regulations in countries where such compliance is required, and (ii) the Company, the Company Subsidiaries and, to the knowledge of the Company, Vivelle have not been notified in writing by any Governmental Entity of any material failure (or any material investigation with respect thereto) by them or any licensor, licensee, partner or distributor to comply with, or maintain systems and programs to ensure compliance with any Drug Law pertaining to programs or systems regarding product quality, notification of facilities and products, corporate integrity, pharmacovigilance and conflict of interest, including Current Good Manufacturing Practice Requirements, Good Laboratory Practice Requirements, Good Clinical Practice Requirements, FDA Division of Drug Marketing, Advertising and Communications Requirements, Health Insurance Portability and Accountability Act Requirements, State Privacy Requirements, Establishment Registration and Product Listing Requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and Adverse Drug Reaction Reporting Requirements, in each case with respect to any products of the Company, any Company Subsidiary or Vivelle.

(d)  No product or product candidate manufactured, tested, distributed, held or marketed by the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle has been recalled, withdrawn or suspended since January 1, 2006.  No proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such product or product candidate or pre-market approvals or marketing authorizations are pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary.  To the knowledge of the Company, no proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such product or product candidate or pre-market approvals or marketing authorizations are pending or threatened against Vivelle.  For purposes of this Section 3.15(d), the terms “products” and “product candidates” mean products and product candidates in respect of which an Investigational New Drug submission has been made by the Company or a Company Subsidiary.

(e)  None of the Company, any of the Company Subsidiaries or, to the knowledge of the Company, Vivelle has received, since January 1, 2006, any written notification that remains unresolved from any Governmental Entity alleging that any products of the Company, any Company Subsidiary or Vivelle is misbranded or adulterated as defined in the FDCA and the rules and regulations promulgated thereunder or any similar Law.

(f)  To the knowledge of the Company, since January 1, 2006, no Company Officer (in his capacity as such) has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(g)  The Company and the Company Subsidiaries maintain a compliance program that utilizes internal controls and promotional guidelines sufficient to provide reasonable assurance of adherence to applicable Drug Laws.

SECTION 3.16.  Environmental Matters.  (a)  Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) each of the Company, each Company Subsidiary and, to the knowledge of the Company, Vivelle is and, since January 1, 2006 has been, in compliance with all Environmental Laws, (ii) each of the Company, each Company Subsidiary and, to the knowledge of the Company, Vivelle possesses and is in compliance with all Environmental Authorizations for its operations as presently conducted, (iii) since January 1, 2006, the Company, the Company Subsidiaries and, to the knowledge of the Company, Vivelle have not received any written notice alleging that the Company, any Company Subsidiary or Vivelle is in violation of, or has any liability under, any Environmental Law, and (iv) no Release of Hazardous Substances has occurred at, on, above, under or from any properties currently or, during the time of ownership or operation by the Company or any Company Subsidiary, formerly owned, leased, operated or used by the Company or any of the Company Subsidiaries that would reasonably be expected to require any Remedial Action pursuant to Environmental Law, as to which the Company, any of Company Subsidiaries or, to the knowledge of the Company, Vivelle would reasonably be expected to be liable pursuant to Environmental Law.  Notwithstanding anything to the contrary, this Section 3.16 (along with Sections 3.05, 3.06 and 3.08) constitutes the sole representations and warranties under this Agreement by the Company with respect to matters arising under Environmental Laws.

(b)  For purposes of this Agreement:

“Environmental Authorization” means any Authorization required pursuant to applicable Environmental Laws.

“Environmental Law” means any Law or Judgment promulgated by any Governmental Entity with respect to pollution or the protection of the environment, the protection of human health as it relates to exposure to Hazardous Substances, natural resources or endangered or threatened species.

“Hazardous Substance” means any substance that (i) is or contains asbestos, polychlorinated biphenyls or petroleum or petroleum by-products, (ii) is defined, listed or identified as a “hazardous waste”, “hazardous substance”, “toxic substance” or words of similar meaning or effect under Environmental Law or (iii) is regulated under any Environmental Law.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting through, into or upon, the environment, including any land, soil, surface water or groundwater.

“Remedial Action” means any action required to investigate, clean up, treat, monitor, remove, remediate or otherwise conduct remedial or corrective actions with respect to Hazardous Substances.

SECTION 3.17.  Intellectual Property.  (a)  The Company, the Company Subsidiaries and, to the knowledge of the Company, Vivelle own (free and clear of any Liens, other than rights and licenses granted in the ordinary course of business), license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company, the Company Subsidiaries and Vivelle as presently conducted (in each case excluding generally commercially available, off-the-shelf software programs).  The Company does not have knowledge of any inequitable conduct or of any patents, publications, disclosures, offers for sale or uses that would render any of the Company Registered Intellectual Property or any of the Company’s licensed or unlicensed Intellectual Property invalid or unenforceable by a court of competent jurisdiction.

(b)  Section 3.17(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Company Registered Intellectual Property and all material licensed or unlicensed Intellectual Property owned by or licensed to the Company or any Company Subsidiary.

(c)  To the knowledge of the Company, the conduct of the business of the Company, the Company Subsidiaries and Vivelle as presently conducted, including the current use of any Intellectual Property by the Company, any Company Subsidiary or Vivelle, does not infringe, violate or constitute a misappropriation of any valid Intellectual Property of any third party.  None of the Company, any of the Company Subsidiaries or, to the knowledge of the Company, Vivelle has received any written claim or notice from any Person since January 1, 2006 alleging any such infringement, violation or misappropriation.

(d)  The Intellectual Property owned by the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle which is material to the business of the Company, the Company Subsidiaries and Vivelle as presently conducted, has not been held invalid or unenforceable by a court of competent jurisdiction and, to the knowledge of the Company, is subsisting.  To the knowledge of the Company, the Intellectual Property licensed by the Company, any Company Subsidiary or Vivelle which is material to the business of the Company, the Company Subsidiaries and Vivelle, taken as a whole, as presently conducted, has not been held invalid or unenforceable by a court of competent jurisdiction and is subsisting.  The Company, the Company Subsidiaries and, to the knowledge of the Company, Vivelle have taken commercially reasonable steps to protect, preserve and maintain the validity and effectiveness of all of their respective owned or licensed material Intellectual Property, including paying all registration, maintenance and renewal fees with respect to Company Registered Intellectual Property.

(e)  Each of the Company, each Company Subsidiary and, to the knowledge of the Company, Vivelle has taken commercially reasonable steps to protect and maintain the confidentiality of the Intellectual Property owned by or licensed to it that is of a nature that the Company intends to keep confidential, including entering into Contracts that require employees to safeguard and maintain the secrecy and confidentiality of Intellectual Property which is material to the business of the Company, the Company Subsidiaries and Vivelle, taken as a whole, as presently conducted.

(f)  To the knowledge of the Company, no third party is challenging, infringing, violating or misappropriating any of the Intellectual Property owned by or licensed to the Company, any Company Subsidiary or Vivelle which is material to the business of the Company, the Company Subsidiaries and Vivelle, taken as a whole, as presently conducted.  None of the Company, any Company Subsidiary or, to the knowledge of the Company, Vivelle has initiated any claims or actions against a third party with respect to any Intellectual Property owned by or licensed to it since January 1, 2006.  The Company and the Company Subsidiaries own (free and clear of any Liens, other than rights and licenses granted in the ordinary course of business) all right, title and interest in and to all material Intellectual Property created by any present or former employee in the course of his employment or any contractor in the course of his engagement.

(g)  For purposes of this Agreement:

(i)  “Company Registered Intellectual Property” means all applications for and registrations for any patents (including divisions, continuations, continuations-in-part and renewals), trademarks, service marks, trade names, domain names, copyrights and designs, in each case owned by or registered to the Company or any of the Company Subsidiaries.

(ii)  “Intellectual Property” means (A) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (B) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (C) processes, formulae, methods, schematics, technology, know-how, databases, computer software programs and applications and (D) other tangible or intangible proprietary or confidential information and materials (in whatever form or medium).

SECTION 3.18.  Suppliers.  Since January 1, 2008, to the knowledge of the Company, (i) no supplier of a raw material or active ingredient required for the manufacture of a product of the Company, any of the Company Subsidiaries or Vivelle and (ii) no manufacturer of a product of the Company, any of the Company Subsidiaries or Vivelle has provided notice to the Company, a Company Subsidiary or Vivelle of its intent to discontinue to supply such raw material or manufacture such product, as the case may be, consistent with past practice.

SECTION 3.19.  Insurance.  The Company has made available to Parent copies of all material insurance policies maintained by the Company and the Company Subsidiaries, including fire and casualty, general liability, product liability, business interruption, directors and officers and other professional liability policies.  All such policies are in full force and effect as of the date of this Agreement.  There is no material claim that does not involve a third party claim pending under any policies or Contracts of insurance maintained by the Company or any of the Company Subsidiaries as to which coverage has been questioned, denied or disputed by the issuers of such policies or Contracts.  All premiums due and payable to date under all such policies have been paid.  None of the Company or any of the Company Subsidiaries is in breach of or default (with or without notice or lapse of time, or both) under any such policies.  None of the Company or any of the Company Subsidiaries has received notice of cancelation or termination with respect to such policies.

SECTION 3.20.  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any of its affiliates.

SECTION 3.21.  Opinion of Financial Advisor.  The Company Board has received the opinion of J.P. Morgan Securities Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the holders of Company Common Stock is fair from a financial point of view to such holders (other than Parent and its affiliates), a signed copy of which opinion will be delivered to Parent solely for informational purposes promptly after the date hereof.

ARTICLE IV

Representations and Warranties of Parent, Holdings and Merger Sub

Parent, Holdings and Merger Sub, jointly and severally, represent and warrant to the Company that:

SECTION 4.01.  Organization, Standing and Power.  Each of Parent, Holdings and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted.

SECTION 4.02.  Holdings and Merger Sub.  (a)  Each of Holdings and Merger Sub was formed solely for the purpose of entering into the Transactions, and since the date of its incorporation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b)  The authorized capital stock of Holdings consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien other than any Lien arising under or in connection with any existing credit facility of Parent.

(c)  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Holdings free and clear of any Lien arising under or in connection with any existing credit facility of Parent.

SECTION 4.03.  Authority; Execution and Delivery; Enforceability.  Each of Parent, Holdings and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by each of Parent, Holdings and Merger Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent, Holdings and Merger Sub.  Holdings, as sole stockholder of Merger Sub, has adopted this Agreement.  Neither the approval or adoption of this Agreement nor the consummation of the Offer, the Merger or the other Transactions requires any approval of the stockholders of Parent.  Each of Parent, Holdings and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).

SECTION 4.04.  No Conflicts; Consents.  (a)  The execution and delivery by each of Parent, Holdings and Merger Sub of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the organizational documents of Parent, Holdings, Merger Sub or any of Parent’s subsidiaries, (ii) any material Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets.

(b)  No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Offer Documents and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iv) such other items (A) required solely by reason of the participation of the Company (as opposed to any third Person) in the Transactions or (B) that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.05.  Information Supplied.  Subject to the accuracy of the representations and warranties of the Company set forth in Article III, none of the information supplied or to be supplied by or on behalf of Parent, Holdings or Merger Sub for inclusion or incorporation by reference in (a) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent, Holdings or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

SECTION 4.06.  Brokers.  No broker, investment banker, financial advisor or other Person, other than Lazard Frères K.K., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any of its affiliates.

SECTION 4.07.  Absence of Litigation.  There is no suit, action, investigation or proceeding pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.08.  Ownership of Company Common Stock.  Except as set forth in the letter, dated as of the date of this Agreement, from Parent to the Company, none of Parent, Holdings, Merger Sub or any of their affiliates owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) any Company Common Stock or holds any rights to acquire any Company Common Stock except pursuant to this Agreement.

SECTION 4.09.  Available Funds.  Parent, Holdings and Merger Sub have funds available sufficient to consummate the Offer and the Merger on the terms contemplated by this Agreement and, at the expiration of the Offer and the Effective Time, Parent, Holdings and Merger Sub will have available all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Offer and the Merger, as the case may be, to pay all fees and expenses in connection therewith, to make payments pursuant to Section 6.04 and to perform their respective obligations under this Agreement.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01.  Conduct of Business of the Company.  Except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement or required by applicable Law, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, use all reasonable efforts to keep available the services of its current officers and employees and use all reasonable efforts to keep its present relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with it.  In addition, except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement or required by applicable Law, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)  (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for acquisitions of shares of capital stock of the Company in connection with withholding to satisfy tax obligations with respect to the exercise or vesting of equity awards, acquisitions of shares of capital stock of the Company in connection with the forfeiture of equity awards, or acquisitions of shares of capital stock of the Company in connection with the net exercise of equity awards, in each case outstanding on the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement;

(b)  issue, deliver, sell or grant (i) any shares of its capital stock, (ii) any other securities, including any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any shares of capital stock of the Company, or (iii) any “phantom” stock, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof, other than the issuance of Company Common Stock (and associated Company Rights) upon the exercise of Company Stock Options or Company SARs or upon the vesting of Company RSUs, in each case outstanding on the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement;

(c)  amend its certificate of incorporation, by-laws or other comparable organizational documents, or adopt a plan or agreement of complete or partial liquidation or dissolution;

(d)  acquire or agree to acquire, in a single transaction or a series of related transactions, (i) whether by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person, or (ii) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

(e)  (i) adopt, enter into, establish, terminate, amend or modify any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement, (ii) increase in any manner the compensation or benefits of, or pay any bonus to, or grant any loan to, any Company Personnel, except for increases in base salary and cash bonuses in the ordinary course of business consistent with past practice, (iii) pay or provide to any Company Personnel any material compensation or benefit not provided for under a Company Benefit Plan or Company Benefit Agreement as in effect on the date of this Agreement, other than the payment of base cash compensation in the ordinary course of business consistent with past practice, (iv) grant or amend any awards under any Company Benefit Plan (including the grant or amendment of any equity or equity-based or related compensation), except as otherwise permitted pursuant to Section 5.01(b), or remove or modify existing restrictions in any Company Benefit Plan or Company Benefit Agreement or awards made thereunder, (v) grant any severance, separation, change in control, retention, termination or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, retention, termination or similar compensation or benefits of, any Company Personnel, other than by operation of the terms of any Company Benefit Plan or Company Benefit Agreement as in effect on the date of this Agreement, (vi) enter into any trust, annuity or insurance Contract or similar agreement with respect to, or take any action to fund or in any other way secure the payment of compensation or benefits under, any Company Benefit Plan or Company Benefit Agreement, (vii) take any action to accelerate the time of payment or vesting of any compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, (viii) make any material determination under any Company Benefit Plan or Company Benefit Agreement that is inconsistent with the ordinary course of business or past practice or (ix) hire any executive officers or promote any employee into an executive officer position, in each case except as required to ensure that any Company Benefit Plan or Company Benefit Agreement in effect on the date of this Agreement is not out of compliance with applicable Law or as required to comply with any Company Benefit Plan or Company Benefit Agreement in effect on the date of this Agreement or as specifically required pursuant to this Agreement (and, in each case, only to the extent the Compensation Committee of the Company Board has duly approved (by vote of members of the Compensation Committee who have been determined by the Company Board to be “independent directors” within the meaning of Rule 14d-10(d)(2) under the Exchange Act at the time of such approval) the arrangements resulting from such action as an Employment Compensation Arrangement and taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such arrangements); provided that the foregoing clauses (i)-(ix) shall not restrict the Company or any of the Company Subsidiaries from entering into or making available to newly hired non-executive Company Personnel or to non-executive Company Personnel, in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions, except that the amount of any incentive grants shall be prorated based on a reasonable estimate of the amount of time from the date of grant through the expected date of completion of the Offer;

(f)  make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except as may be required (i) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (ii) by applicable Law, including Regulation S-X under the Securities Act;

(g)  sell, lease (as lessor), license or otherwise dispose of (including through any “spin off”), or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except sales or other dispositions of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;

(h)  (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in (A) the Company or any direct or indirect wholly owned subsidiary of the Company and (B) any joint venture of the Company or any Company Subsidiary in the ordinary course of business consistent with past practice;

(i)  other than in accordance with the Company’s 2009 capital expenditure budget set forth in Section 5.01(i) of the Company Disclosure Letter, make or agree to make any capital expenditure or expenditures that in the aggregate are in excess of $250,000;

(j)  except as required by Law or as otherwise is in the ordinary course of business consistent with past practice, make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Return or file any claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(k)  waive, release, assign, discharge, settle or compromise any pending or threatened claim, action, litigation, arbitration or proceeding, other than any compromises, settlements or agreements that involve only the payment of monetary damages (net of insurance) not in excess of $100,000 individually or $300,000 in the aggregate;

(l)  subject to the Company’s rights under Sections 5.04 and 8.05, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

(m)  engage in any business other than the business substantially as presently conducted by the Company and the Company Subsidiaries;

(n)  enter into, modify or amend in a manner that is materially adverse to the Company, or extend or terminate, or waive, release or assign any material rights or claims under any Specified Contract (other than any expiration of such Specified Contract in accordance with its terms) or any Contract that, if existing on the date hereof, would have been a Specified Contract;

(o)  sell, transfer, assign, license or otherwise dispose of any right, title or interest in any Intellectual Property owned by or licensed to the Company or any Company Subsidiary that is material to the business of the Company and the Company Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;

(p)  engage in any discounting, rebate, promotional or other special incentive arrangements with respect to the sale of any of the Company’s or the Company Subsidiaries’ finished products, other than in the ordinary course of business consistent with past practice; or

(q)  authorize, commit or agree to take any of the foregoing actions.

SECTION 5.02.  No Frustration of Conditions.  The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action (except as otherwise permitted by Section 5.04, 6.14 or 8.01) with the intent of causing, and that would or is reasonably likely to result in, any Offer Condition or any condition to the Merger set forth in Article VII not being satisfied.

SECTION 5.03.  Advice of Changes.  The Company shall promptly give Parent written notice upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of any Offer Condition or any condition to the Merger set forth in Article VII.  Parent shall promptly give the Company written notice upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of any Offer Condition or any condition to the Merger set forth in Article VII.

SECTION 5.04.  No Solicitation.  (a)  The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of any Company Takeover Proposal, (ii) enter into any agreement or understanding with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate or encourage any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that prior to the Offer Closing Date, in response to a bona fide written Company Takeover Proposal that was not solicited by the Company, any Company Subsidiary or any of their respective Representatives, that did not otherwise result from a breach of this Section 5.04(a) and that the Company Board determines, in good faith, after consultation with the Company’s outside counsel and independent financial advisor, constitutes or is reasonably likely to result in a Superior Company Proposal (a “Qualifying Company Takeover Proposal”), the Company may (A) furnish information with respect to the Company to the Person making such Qualifying Company Takeover Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement so long as the Company also provides Parent, in accordance with the terms of the Confidentiality Agreement, any non-public information with respect to the Company provided to such other Person which was not previously provided to Parent, and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Qualifying Company Takeover Proposal, including soliciting the making of a revised Qualifying Company Takeover Proposal and waiving standstill provisions in any confidentiality agreement with such Person.  Any violation of the restrictions set forth in the preceding sentence by any Representative or affiliate of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 5.04(a) by the Company.  The Company shall, and shall cause its Representatives to, immediately (i) cease all discussions and negotiations regarding any proposal pending on the date of this Agreement that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person within the last 18 months for the purposes of evaluating a possible Company Takeover Proposal and (iii) dismantle or shut down any physical or electronic data rooms relating to a possible Company Takeover Proposal and prohibit any access to any third party to any such physical or electronic data room.

(b)  Neither the Company Board nor any committee thereof shall (i) (A) withdraw or modify in a manner adverse to Parent, Holdings or Merger Sub, or propose publicly to withdraw or modify in a manner adverse to Parent, Holdings or Merger Sub, the approval or recommendation by the Company Board or any such committee of this Agreement, the Offer, the Merger or the other Transactions or (B) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or resolve or agree to take any such action (any action described in this clause (i) being referred to herein as an “Adverse Recommendation Change”) or (ii) approve any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.03(a)), or resolve, agree or publicly propose to take any such action.  Notwithstanding the foregoing, if, prior to the Offer Closing Date, the Company Board receives a Superior Company Proposal or there occurs an Intervening Event and, in either case, as a result thereof, the Company Board determines, in good faith, based on the advice of outside counsel, that it is necessary to do so in order to comply with their fiduciary obligations, the Company Board may make an Adverse Recommendation Change and, in the case of a Superior Company Proposal, in connection therewith, approve or recommend such Superior Company Proposal; provided, however, that the Company Board may not make an Adverse Recommendation Change unless (i) the Company has provided written notice to Parent that the Company Board intends to effect an Adverse Recommendation Change (a “Notice of Recommendation Change”), which notice shall specify the reasons therefor, (x) in the case of a Superior Company Proposal, include the material terms and conditions of any such Superior Company Proposal and attach a copy of the most current draft of any written agreement relating thereto and (y) in the case of an Intervening Event, include a description in reasonable detail of such Intervening Event, (ii) the Company has negotiated in good faith (including by complying with its obligations under the following sentence) with Parent with respect to any changes to the terms of this Agreement proposed by Parent for at least five business days following receipt by Parent of such Notice of Recommendation Change and (iii) taking into account any changes to the terms of this Agreement proposed by Parent to the Company, the Company Board has determined that any such Superior Company Proposal remains a Superior Company Proposal or that effecting an Adverse Recommendation Change as a result of such Intervening Event remains necessary in order for the Company Board to comply with their fiduciary obligations.  The Company shall keep confidential any proposals made by Parent to revise the terms of this Agreement, other than in the event of any amendment to this Agreement and to the extent required to be disclosed in any filing with the SEC.

(c)  The Company shall promptly (and in any event within 24 hours) advise Parent orally and in writing of (i) any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal and (ii) the material terms and conditions of any such Company Takeover Proposal or inquiry and the identity of the Person making any such Company Takeover Proposal or inquiry.  If in writing, the Company shall provide Parent with a copy of any such Company Takeover Proposal.  The Company shall keep Parent fully informed on a current basis of the status and any related developments, discussions and negotiations related to any such Company Takeover Proposal or inquiry.

(d)  Nothing contained in this Section 5.04 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board determines, in good faith, after consultation with the Company’s outside counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable Law.

(e)  For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains confidentiality, standstill and non-solicitation (with respect to employees of the Company) provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Company Takeover Proposal” means any inquiry, proposal or offer from any Person or group relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 10% or more (based on the fair market value thereof, as determined by the Company Board) of assets (including capital stock of the Company Subsidiaries) of the Company and Company Subsidiaries, taken as a whole, or (ii) 10% or more of the outstanding shares of any class of capital stock of the Company or (b) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company, any of the Company Subsidiaries or Vivelle, other than, in each case, the transactions contemplated by this Agreement.

“Intervening Event” means an event, fact, circumstance, development or other information, unknown to the Company Board as of the date of this Agreement, which becomes known prior to the Offer Closing Date; provided, however, that any change or development relating to any clinical trial of one or more products or product candidates of the Company or any of the Company Subsidiaries or any determination or communication by the FDA or any other Governmental Entity relating to any product or product candidate of the Company or any of the Company Subsidiaries shall not constitute an “Intervening Event”.

“Superior Company Proposal” means any bona fide Company Takeover Proposal that if consummated would result in a person or group (or the shareholders of any person) owning, directly or indirectly, (a) all or substantially all of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity or (b) all or substantially all of the assets of the Company and Company Subsidiaries, taken as a whole, (i) on terms which the Company Board determines, in good faith, after consultation with the Company’s outside counsel and independent financial advisor, would result in greater value to the stockholders of the Company from a financial point of view than the Transactions, taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent to the Company in response to such proposal or otherwise), (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal and (iii) that is not subject to any financing condition.

ARTICLE VI

Additional Agreements

SECTION 6.01.  Preparation of Proxy Statement; Stockholders Meeting.  (a)  If the adoption of this Agreement by the Company’s stockholders is required by Law, the Company shall, as soon as practicable following the expiration of the Offer, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto.  The Company shall promptly notify Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement.  If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement.  The Company shall provide Parent and its counsel an opportunity to review and to propose comments to the Proxy Statement prior to its being filed with the SEC and shall provide Parent and its counsel an opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information prior to their being filed with, or sent to, the SEC.  The Company shall use its reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC.

(b)  If the adoption of this Agreement by the Company’s stockholders is required by Law, the Company shall, at Parent’s request, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval.  The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement, the Offer or the Merger as permitted by Section 5.04(b).  Notwithstanding the foregoing, if Parent, Holdings, Merger Sub or any other subsidiary of Parent acquires at least 90.0% of the outstanding shares of the Company Common Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

(c)  Parent shall cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Parent, Holdings, Merger Sub or any other subsidiary of Parent to be voted in favor of the adoption of this Agreement.

SECTION 6.02.  Access to Information; Confidentiality.  Except if prohibited by any applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to Parent’s Representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books and records, Contracts and Company Personnel and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish, as promptly as practicable, to Parent all information concerning its business, properties and Company Personnel as Parent may reasonably request; provided, however, that the Company may withhold any document or information that is subject to the terms of a confidentiality agreement with a third party (provided that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure) or subject to any attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege).  If any material is withheld by the Company pursuant to the proviso to the preceding sentence, the Company shall inform Parent as to the general nature of what is being withheld.  All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality letter agreement dated June 25, 2008, between the Company and Parent (the “Confidentiality Agreement”).

SECTION 6.03.  Reasonable Efforts; Notification.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) the observance of all applicable waiting periods and the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third Persons, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement; provided, however, that Parent or any of its affiliates shall not be required to (A) take or refrain from taking any action or agree to any restriction or condition (including any sales, divestitures, dispositions or changes in business practice) with respect to any of the existing or future assets or operations of the Company or any of the Company Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (B) agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent or any of its affiliates (other than the Company or any of the Company Subsidiaries), in each case in order to resolve any objection to the Transactions raised by any United States Federal, state or local Governmental Entity.  In connection with and without limiting the foregoing, the Company and the Company Board shall (A) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (B) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.

(b)  The Company shall give prompt notice to Parent, and Parent, Holdings or Merger Sub shall give prompt notice to the Company, either orally or in writing, of (i) any representation or warranty made by it contained in this Agreement becoming untrue, unless the failure of any such representation or warranty to be true would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, unless such failure would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

SECTION 6.04.  Equity Awards.  (a)  As of the Effective Time, the holder of any unexercised Company Stock Option (vested or unvested), Company SAR (vested or unvested), Company Restricted Share or Company RSU shall be entitled to receive (and Parent shall ensure that the Company shall deliver), in full satisfaction of the rights of the holder of such Company Stock Option, Company SAR, Company Restricted Share or Company RSU, as applicable:

(i)  in the case of each unexercised Company Stock Option or Company SAR, whether vested or unvested, that is outstanding immediately prior to the Effective Time, such Company Stock Option or Company SAR shall be canceled, with the holder of such Company Stock Option or Company SAR becoming entitled to receive an amount in cash equal to (A) the excess, if any, of (1) the Offer Price minus (2) the exercise price per share of Company Common Stock subject to such Company Stock Option or Company SAR, multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option or Company SAR immediately prior to the Effective Time, which amount shall be payable to such holder at or as soon as practicable following the Effective Time; and

(ii)  in the case of each outstanding Company Restricted Share or Company RSU, such Company Restricted Share or Company RSU shall be converted into the right to receive the Merger Consideration pursuant to Section 2.07(d).

(b)  All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of taxes and shall be paid without interest.  To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made under this Section 6.04.

(c)  The Company shall take all reasonable steps as may be required to cause the transactions contemplated by this Section 6.04 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

(d)  In this Agreement:

“Company Restricted Share” means any share of Company Common Stock subject to vesting or forfeiture granted under a Company Stock Plan.

“Company RSU” means any share of Company Common Stock subject to outstanding restricted stock units granted under a Company Stock Plan.

“Company SAR” means any stock appreciation right linked to the price of Company Common Stock granted under a Company Stock Plan.

“Company Stock Option” means (i) any option to purchase Company Common Stock granted under a Company Stock Plan and (ii) any option to purchase Company Common Stock not granted under a Company Stock Plan.

“Company Stock Plans” means the Company 1999 Long-Term Incentive Plan, as amended, and the Company 2009 Equity Incentive Plan.

SECTION 6.05.  Employee Matters.  (a)  For a period of one year following the Effective Time, Parent shall provide or cause the Surviving Corporation to provide to employees of the Company and the Company Subsidiaries who remain in the employment of the Surviving Corporation and its subsidiaries (the “Continuing Employees”) (i) salary and incentive opportunities that are substantially comparable in the aggregate (which shall include value attributable to equity-based compensation, determined by the Company in the same manner as in connection with its most recent prior annual grant cycle, except that such value shall not take into account any reductions made thereto as a result of new hire sign-on awards) to those provided to such employees by the Company or the Company Subsidiaries during the 12-month period ending immediately prior to the Effective Time and (ii) employee benefits that are substantially comparable in the aggregate to those provided to such employees by the Company or the Company Subsidiaries during the 12-month period ending immediately prior to the Effective Time; provided, however, that neither Parent nor any of its subsidiaries shall have any obligation to provide equity or equity-based compensation.  Parent and the Company agree to the matters set forth in Section 6.05(a) of the Company Disclosure Letter.

(b)  To the extent that any employee benefit plan of Parent or its subsidiaries is made available to any Continuing Employee, on or following the Effective Time, Parent shall cause to be granted to such Continuing Employee credit for all service with the Company and Company Subsidiaries prior to the Effective Time (as well as service with any predecessor employer of the Company or any such Company Subsidiary), to the extent such service was recognized by the Company or such Company Subsidiary for similar or analogous purposes prior to the Effective Time (such service, “Pre-Closing Service”) for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals; provided, however, that Pre-Closing Service need not be recognized (i) to the extent that such recognition would result in any duplication of benefits for the same period of service or (ii) to the extent that service of employees of the Company or any Company Subsidiary other than the Continuing Employees is not so credited.

(c)  With respect to any welfare plan maintained by Parent or any of its subsidiaries in which any Continuing Employee commences to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company and the Company Subsidiaries prior to such commencement of participation and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid in the plan year of such commencement of participation in satisfying any analogous deductible or out-of-pocket maximum requirements to the extent applicable under any such plan.

(d)  Prior to the Offer Closing Date, the Company shall use reasonable efforts to cause the Company’s Nonqualified Deferred Compensation Plan Amended and Restated Master Trust Agreement (the “Trust Agreement”) to be amended so that none of the transactions contemplated by this Agreement (including the obtaining of the Company Stockholder Approval (if required by applicable Law), the consummation of the Offer or the Merger) shall constitute a “Change of Control” for purposes of the Trust Agreement.

(e)  The provisions of this Section 6.05 are solely for the benefit of the parties to this Agreement, and no Company Personnel or any other individual associated therewith (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement (except to the extent provided in Section 9.07 with respect to Section 6.06), and no provision of this Section 6.05 shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or Company Benefit Agreement or any employee program or any plan or arrangement of Parent or any of its subsidiaries.  No provision of this Section 6.05 shall be construed to limit the right of Parent or any of its subsidiaries to terminate the employment of any Continuing Employee at any time.

SECTION 6.06.  Indemnification.  (a)  Parent, Holdings and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other agreements of the Company shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms with respect to any claims against such directors or officers arising out of such acts or omissions, and Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.

(b)  For a period of not less than six years after the Effective Time, Parent shall cause to be maintained in effect the current or substantially similar policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or prior to the Effective Time (the “D&O Insurance”) for all persons who are currently covered by such D&O Insurance (the “Insured Parties”); provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the last annual premium paid prior to the date hereof by the Company for such insurance (such 250% amount, the “Maximum Premium”).  The Company represents to Parent that the annual premium under such insurance is approximately $725,745 for the current policy year.  If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.

(c)  This Section 6.06 is intended to be for the benefit of, and shall be enforceable by, each of the Insured Parties and their respective heirs and legal representatives.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Insured Party is entitled, whether pursuant to Law, contract or otherwise.

(d)  Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Insured Party in enforcing the indemnity and other obligations provided in this Section 6.06.

SECTION 6.07.  Fees and Expenses.  (a)  Except as provided below, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

(b)  The Company shall pay to Parent a fee of $17,150,000 (the “Company Termination Fee”) if:

(i)  the Company terminates this Agreement pursuant to Section 8.01(f);

(ii)  Parent terminates this Agreement pursuant to Section 8.01(d); or

(iii)  (A) after the date of this Agreement, a Company Takeover Proposal or an intention to make a Company Takeover Proposal (whether or not conditional) is publicly proposed or announced or otherwise becomes publicly known and such Company Takeover Proposal is not withdrawn prior to the final expiration date of the Offer, (B) the Minimum Tender Condition is not satisfied at the final expiration date of the Offer, (C) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i) and (D) within 12 months of such termination the Company enters into a definitive agreement to consummate the transactions contemplated by any Company Takeover Proposal or the Company consummates the transactions contemplated by any Company Takeover Proposal.

For purposes of this Section 6.07(b), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal contained in Section 5.04(e) except that all references to 10% shall be deemed references to 50%.  Any fee due under this Section 6.07(b) shall be reduced by any amount paid by the Company to Parent pursuant to Section 6.07(c), shall be paid by wire transfer of same-day funds to an account designated by Parent, and shall be paid (x) in the case of clause (i) above, prior to or simultaneously with the termination of this Agreement, (y) in the case of clause (ii) above, within one business day after such termination and (z) in the case of clause (iii) above, at the time of the earlier to occur of the two events referred to in clause (D) thereof.

(c)  The Company shall reimburse Parent, Holdings and Merger Sub for all out-of-pocket expenses actually incurred or payable by them in connection with the Transactions, up to a maximum aggregate amount of $2,000,000 (the “Expense Reimbursement”) if (i) the Minimum Tender Condition is not satisfied at the final expiration date of the Offer and (ii) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i).  Any amount due under this Section 6.07(c) shall be paid by wire transfer of same-day funds to an account designated by Parent, and shall be paid within one business day after such termination of this Agreement.

(d)  The Company acknowledges and agrees that the agreements contained in Section 6.07(b) and 6.07(c) are an integral part of the Transactions, and that, without these agreements, Parent, Holdings and Merger Sub would not have entered into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to Section 6.07(b) or 6.07(c), and, in order to obtain such payment, Parent commences a suit, action or other proceeding that results in a Judgment against the Company for the Company Termination Fee or the Expense Reimbursement, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, action or other proceeding.

(e)  Acceptance by Parent of the fee due under Section 6.07(b)(i) shall constitute acceptance by Parent of the validity of any termination of this Agreement under Section 8.01(f).  Parent shall be deemed not to have accepted such fee if Parent returns such fee to the Company, by wire transfer of same-day funds to an account designated by the Company, within 30 days after Parent’s receipt of such fee.  If Parent accepts payment of the Company Termination Fee described in this Section 6.07, such fee, and the right to receive any amounts payable by the Company pursuant to Section 6.07(f), shall constitute the sole and exclusive remedy of Parent, Holdings and Merger Sub in connection with any termination of this Agreement pursuant to Section 6.07(b)(i) and, in the event of any such termination, the Company shall have no remedies against Parent, Holdings or Merger Sub for any breach of this Agreement (other than Section 4.06 or the last sentence of Section 6.02).

(f)  (i) The filing fee required to be paid in connection with the filing required by the HSR Act, (ii) the transaction fee required to be paid by Parent in connection with the filing of the Offer Documents and (iii) the fees of any information agent, depositary, financial printer or other service provider retained in connection with the Offer by either Parent or the Company shall be shared equally by Parent and the Company.

SECTION 6.08.  Public Announcements.  Parent, Holdings and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.  The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties.

SECTION 6.09.  Transfer Taxes.  Except as otherwise provided in the third sentence of Section 2.08(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes imposed by the United States or Japan or any state, county or local taxing authority within the United States or Japan (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Offer or Merger shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

SECTION 6.10.  Directors.  Promptly upon the acceptance for payment of, and payment by Merger Sub for, any shares of Company Common Stock pursuant to the Offer, Merger Sub shall be entitled to designate such number of directors on the Company Board as will give Merger Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of Company Common Stock so accepted for payment and paid for by Merger Sub plus the number of shares of Company Common Stock otherwise owned by Parent, Holdings or Merger Sub or any other subsidiary of Parent bears to (ii) the number of such shares outstanding, and the Company shall, at such time, cause Merger Sub’s designees to be so elected; provided, however, that in the event that Merger Sub’s designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least three directors who are directors on the date of this Agreement and who will be independent for purposes of Rule 10A-3 under the Exchange Act (the “Independent Directors”); and provided further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate Persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three Persons to fill such vacancies who will be independent for purposes of Rule 10A-3 under the Exchange Act, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.  Subject to applicable Law, the Company shall take all action necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Merger Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Merger Sub’s designees).  In connection with the foregoing, the Company shall promptly, at the option of Merger Sub, either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Merger Sub’s designees to be elected or appointed to the Company Board as provided above.

SECTION 6.11.  Company Rights Agreement.  The Company Board shall take all further action reasonably requested in writing by Parent (in addition to those actions referred to in Section 3.05) in order to render the Company Rights inapplicable to this Agreement, the Offer, the Merger and the other Transactions.  Except as provided above with respect to this Agreement, the Offer, the Merger and the other Transactions, the Company Board shall not, without the prior written consent of Parent, amend, modify, take any action with respect to, or make any determination under, the Company Rights Agreement.

SECTION 6.12.  Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any Transaction; provided, however, that no such settlement shall be agreed to without Parent’s consent, such consent not to be unreasonably withheld or delayed.

SECTION 6.13.  Rule 14d-10 Matters.  Prior to the scheduled expiration of the Offer, the Company (acting through the Company Board and its Compensation Committee) shall take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement entered into on or after the date hereof by the Company, Parent or any of their respective affiliates with current or future directors, officers or employees of the Company and its affiliates and to ensure that any such arrangements fall within the safe harbor provisions of such Rule.

SECTION 6.14.  Vivelle Ventures LLC.  (a)  Notwithstanding anything in this Agreement to the contrary (including Section 5.01), if Novartis Pharmaceuticals Corporation (“Novartis”) serves upon the Company an Offering Notice (as defined in the Limited Liability Company Operating Agreement dated as of May 1, 1999, by and between Novartis and the Company (as amended from time to time, the “LLC Operating Agreement”)) pursuant to the terms and conditions of the LLC Operating Agreement, (i) Parent shall determine, in its sole discretion, whether to sell the Company’s Interest (as defined in the LLC Operating Agreement) or purchase Novartis’s Interest in accordance with the terms and conditions of the LLC Operating Agreement, (ii) Parent shall notify the Company in writing as to whether it desires the Company to sell its Interest or to purchase Novartis’s Interest (“Parent Determination”) on the date that is 30 days from the date on which the Company notified Parent that it received such Offering Notice, (iii) the Company shall not inform Novartis of the Company’s response to such Offering Notice prior to the final day of the period provided in the LLC Operating Agreement for responding to an Offering Notice (the “Response Period”) and (iv) Parent and the Company shall fully consult with respect to the appropriate course of action for the Company to take; provided, however, that (A) if the Offer is extended beyond the initial expiration date of the Offer because (x) the Minimum Tender Condition has not been satisfied at such time, (y) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated at such time or (z) Parent has asserted a condition contained in clauses (i), (ii) or (iii) of Exhibit A at such time, then notwithstanding clause (i) above the Company shall determine, in its sole discretion, whether to sell its Interest or purchase Novartis’s Interest in accordance with the terms and conditions of the LLC Operating Agreement, (B) if the Offer is extended beyond the initial expiration date of the Offer because Parent has asserted a condition contained in clauses (iv), (v), (vii) or (viii) of Exhibit A at such time, then notwithstanding clause (i) above the Company shall provide Parent with the option of determining, in its sole discretion, whether to sell the Company’s Interest or purchase Novartis’s Interest in accordance with the terms and conditions of the LLC Operating Agreement and (C) if (x) Merger Sub has not commenced the Offer within 10 business days after the date of this Agreement and (y) as a result of such failure to commence the Offer, the final day of the Response Period occurs earlier than the initial expiration date of the Offer, then notwithstanding clause (i) above the Company shall determine, in its sole discretion, whether to sell the Company’s Interest or purchase Novartis’s Interest in accordance with the terms and conditions of the LLC Operating Agreement.

(b)  If Parent elects to determine whether to sell the Company’s Interest or purchase Novartis’s Interest in accordance with the terms and conditions of the LLC Operating Agreement pursuant to clause (B) of the proviso contained in Section 6.14(a), Parent, Holdings and Merger Sub hereby irrevocably waive all conditions contained in Exhibit A (other than the Minimum Tender Condition and the condition contained in clause (i) of Exhibit A).  Any such election by Parent to make the determination in response to an Offering Notice must be provided in writing to the Company with the Parent Determination.  Any Parent Determination, and any such election, shall be irrevocable once made.  If Parent elects to make the determination, Parent’s determination must be consistent with the Parent Determination.

(c)  Notwithstanding clause (A) or (B) of the proviso contained in Section 6.14(a), if the Offer Closing Date occurs prior to the Company informing Novartis of the Company’s response to an Offering Notice, Parent shall be entitled to determine, in its sole discretion, whether to sell the Company’s Interest or purchase Novartis’s Interest in accordance with the terms and conditions of the LLC Operating Agreement.  The Company shall not inform Novartis of the Company’s response to such Offering Notice prior to the final day of the Response Period.

(d)  Each of Parent, Holdings and Merger Sub hereby agrees that, notwithstanding anything in this Agreement to the contrary (including Section 5.01), (i) subject to Section 6.14(a), the serving upon the Company of an Offering Notice and any action or steps taken by the Company in connection therewith, or with the sale, purchase and transfer of the relevant Interest, shall not be deemed (either alone or in combination) to constitute a breach of any of the Company’s representations, warranties, covenants or agreements contained in this Agreement and (ii) subject to Section 6.14(a), so long as (A) the Offer Closing Date has not occurred and (B) Parent, Holdings and Merger Sub have not irrevocably waived all conditions contained in Exhibit A (other than the Minimum Tender Condition and the condition contained in clause (i) of Exhibit A), if the determination in response to an Offering Notice is to purchase Novartis’s Interest in accordance with the terms and conditions of the LLC Operating Agreement, the Company shall be permitted to take all steps and actions as it determines, in its sole discretion (but after reasonable consultation with Parent), necessary or required to effectuate the purchase and transfer of Novartis’s Interest in response to an Offering Notice, including the issuance of shares of capital stock of the Company or the incurrence of indebtedness to finance such purchase.

(e)  For the avoidance of doubt, “Company Takeover Proposal” shall not include an Offering Notice or any inquiry, proposal or offer from Novartis relating to the acquisition or purchase of the Company’s Interest.

(f)  The Company shall notify Parent promptly (and in any event within 24 hours) of the Company’s receipt of an Offering Notice from Novartis.  The Company shall notify Parent promptly (and in any event within 24 hours) of the Company’s response to Novartis in response to an Offering Notice.

(g)  The Company hereby agrees that, from the date of this Agreement to the Effective Time, it shall not serve upon Novartis an Offering Notice without the prior written consent of Parent.

(h)  The Company hereby agrees that, from the date of this Agreement to the Effective Time, (i) the Company shall not consent to any amendment of the LLC Operating Agreement and (ii) the Managers (as defined in the LLC Operating Agreement) designated by the Company (A) shall not approve or consent to any of the actions specified in Section 5.4 of the LLC Operating Agreement without prior reasonable consultation with Parent and (B) shall, to the extent practicable, keep Parent reasonably informed of any action to be taken by Vivelle that is material to the business of the Company, the Company Subsidiaries and Vivelle, taken as a whole.

SECTION 6.15.  Holdings and Merger Sub Compliance.  Parent shall cause Holdings and Merger Sub to comply with all of their obligations under this Agreement and Holdings and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

SECTION 6.16.  Delisting.  From the Offer Closing Date to the Merger Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

SECTION 6.17.  Patent Litigation.  The Company shall consult with Parent regarding, and, to the extent the Company controls the defense, permit Parent to participate in (at its own expense) and consider in good faith Parent’s views with respect to the defense of, any litigation initiated against the Company or any Company Subsidiary relating to the Orange Book listed patents for Daytrana, Vivelle-Dot or CombiPatch.  The Company shall not take any action in connection with any such litigation that is reasonably likely to materially affect the outcome of such litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed).  The Company, to the extent practicable, shall consult with Parent regarding, and shall keep Parent fully informed of, any litigation initiated against Vivelle regarding the Orange Book listed patents for Vivelle-Dot or CombiPatch.

ARTICLE VII

Conditions Precedent to the Merger

SECTION 7.01.  Conditions to Each Party’s Obligation.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Merger Closing Date of the following conditions:

(a)  Stockholder Approval.  If required by Law, the Company shall have obtained the Company Stockholder Approval.

(b)  Antitrust.  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c)  No Injunctions or Restraints.  No order, decree or ruling issued by any Governmental Entity of competent jurisdiction or Law or other legal prohibition (collectively, “Legal Restraints”) preventing the consummation of the Merger shall be in effect; provided that the party seeking to assert this condition shall have used its reasonable efforts to prevent the entry of any such Legal Restraint and to appeal as promptly as possible any such Legal Restraint that may be entered.

SECTION 7.02.  Condition to Obligations of Parent, Holdings and Merger Sub.  The obligations of Parent, Holdings and Merger Sub to effect the Merger are further subject to the condition that Merger Sub shall have accepted shares of Company Common Stock for payment pursuant to the Offer.

SECTION 7.03.  Condition to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the condition that Merger Sub shall have accepted shares of Company Common Stock for payment pursuant to the Offer.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01.  Termination.  This Agreement may be terminated at any time:

(a)  prior to the Offer Closing Date, by mutual written consent of Parent, Holdings, Merger Sub and the Company;

(b)  by either Parent or the Company:

(i)  prior to the Offer Closing Date, if (A) the Offer Closing Date has not occurred on or before April 14, 2010 (the “Outside Date”) or (B) the Minimum Tender Condition has not been satisfied by the date that is 90 days after the initial expiration date of the Offer, in each case unless the failure to consummate the Offer is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; or

(ii)  if any Legal Restraint permanently enjoining, restraining or otherwise prohibiting the Offer or the Merger shall be in effect and shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used its reasonable efforts to prevent the entry of any such Legal Restraint and to appeal as promptly as possible any such Legal Restraint that may be entered;

(c)  by Parent, prior to the Offer Closing Date, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of the conditions set forth in clause (iv) or (v) of Exhibit A and (ii) cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the Company of such breach and (y) the Outside Date (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(d)  by Parent, prior to the Offer Closing Date, (i) if an Adverse Recommendation Change has occurred or (ii) if the Company Board fails to reaffirm publicly its adoption and recommendation of this Agreement and the Transactions within 10 business days (or, if shorter, such number of business days remaining prior to the Offer Closing Date) of receipt of Parent’s written request to do so following the public disclosure of a Company Takeover Proposal (which request may be made at any time that a Company Takeover Proposal is pending);

(e)  by the Company, prior to the Offer Closing Date, if Parent, Holdings or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement (without regard to any qualifications or exceptions contained therein as to materiality or Parent Material Adverse Effect), which breach or failure to perform (i) had or would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect and (ii) has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Parent, Holdings or Merger Sub of such breach and (y) the Outside Date (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(f)  by the Company, prior to the Offer Closing Date, in accordance with Section 8.05(b);

(g)  by Parent, prior to the Offer Closing Date, if (i) the Offer is extended beyond the initial expiration date of the Offer because (A) the Minimum Tender Condition has not been satisfied at such time, (B) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated at such time or (C) Parent has asserted a condition contained in clauses (i), (ii) or (iii) of Exhibit A at such time and (ii) the Company’s response to Novartis in response to an Offering Notice is inconsistent with the Parent Determination; provided that Parent may only terminate this Agreement pursuant to this Section 8.01(g) within five business days of receipt of written notice from the Company of the Company’s response to Novartis in response to an Offering Notice; or

(h)  by Parent, prior to the Offer Closing Date, if (i) Parent elects not to determine whether to sell the Company’s Interest or purchase Novartis’s Interest in accordance with the terms and conditions of the LLC Operating Agreement pursuant to clause (B) of the proviso contained in Section 6.14(a) and (ii) the Company’s response to Novartis in response to an Offering Notice is inconsistent with the Parent Determination; provided that Parent may only terminate this Agreement pursuant to this Section 8.01(h) within five business days of receipt of written notice from the Company of the Company’s response to Novartis in response to an Offering Notice.

SECTION 8.02.  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Holdings, Merger Sub or the Company (except to the extent that such termination results from the intentional and material breach by a party of any representation, warranty or covenant set forth in this Agreement and subject to Section 6.07(d)), other than Section 3.18, Section 4.06, the last sentence of Section 6.02, Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination.

SECTION 8.03.  Amendment.  This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (a) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders, (b) no amendment shall be made to this Agreement after the Effective Time and (c) except as provided above, no amendment of this Agreement by the Company shall require the approval of the stockholders of the Company.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 8.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement.  Subject to the requirements of applicable Law, no extension or waiver by the Company shall require the approval of the stockholders of the Company.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05.  Procedure for Termination, Amendment, Extension or Waiver.  (a)  A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of Parent, Holdings, Merger Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.  Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company; provided, however, that after the election or appointment of Merger Sub’s designees to the Company Board pursuant to Section 6.10 and prior to the Effective Time, the approval of a majority of the Independent Directors shall be required for the Company to (i) amend or terminate this Agreement, (ii) exercise or waive any right of the Company under this Agreement or (iii) extend the time for performance of any obligation of Parent, Holdings or Merger Sub under this Agreement.

(b)  The Company may terminate this Agreement pursuant to Section 8.01(f) only if (i) the Company Board has received a Superior Company Proposal that was not solicited by the Company, any Company Subsidiary or any of their respective Representatives and that did not otherwise result from a breach of Section 5.04, (ii) as a result of such Superior Company Proposal, the Company Board shall have determined, in good faith, based on the advice of outside counsel, that it is necessary for the Company Board to make an Adverse Recommendation Change in order to comply with their fiduciary obligations, (iii) the Company has provided Parent with written notice that the Company Board intends to terminate this Agreement pursuant to Section 8.01(f), (iv) the Company has provided Parent with a Notice of Recommendation Change, (v) the Company has negotiated in good faith (including by complying with its obligations under the last sentence of Section 5.04(b)) with Parent with respect to any changes to the terms of this Agreement proposed by Parent for at least five business days following receipt by Parent of such Notice of Recommendation Change, (vi) taking into account any changes to the terms of this Agreement proposed by Parent to the Company, the Company Board has determined that such Superior Company Proposal remains a Superior Company Proposal and (vii) the Company (A) has paid, or simultaneously with the termination of this Agreement pays, the fee due under Section 6.07 that is payable if this Agreement is terminated pursuant to Section 8.01(f) and (B) concurrently with the termination of this Agreement, enters into a definitive agreement with respect to such Superior Company Proposal.

ARTICLE IX

General Provisions

SECTION 9.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02.  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to Parent, Holdings or Merger Sub, to

Hisamitsu Pharmaceutical Co., Inc.
Marunouchi, 1-11-1, Chiyoda-Ku
Tokyo, 100-6221, Japan
Fax:  81-3-5293-1708
Attention:  Mr. Nobuo Tsutsumi, Ph.D., General Manager of Legal Department

with copies (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Fax:  (212) 521-7569
Attention:  Kevin Rinker, Esq.

and

Nishimura & Asahi
Ark Mori Building
1-12-32 Akasaka, Minato-Ku
Tokyo, 107-6029, Japan
Fax:  81-3-5561-9711/12/13/14
Attention:  Yoshinobu Fujimoto, Esq.

(b)  if to the Company, to

Noven Pharmaceuticals, Inc.
11960 S.W. 144th St.
Miami, FL  33186
Fax:  (305) 232-1836
Attention:  General Counsel

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Fax:  (212) 474-3700
Attention:  Richard Hall, Esq.

SECTION 9.03.  Definitions.  For purposes of this Agreement:

An “affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Book-Entry Shares” means shares of Company Common Stock held in the Direct Registration System.

A “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, New York.

“Company Material Adverse Effect” means any change, event, effect or occurrence that (i) has a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevents or materially delays the consummation of the Offer, the Merger and the other Transactions or the ability of the Company to perform its obligations under this Agreement in any material respect; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect:  any change, event, effect or occurrence that results from (A) changes, circumstances or conditions generally affecting the industry in which the Company primarily operates, except to the extent that such effect has a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to others in the industries in which the Company and the Company Subsidiaries operate, (B) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes), in each case in the United States or elsewhere in the world, except to the extent such effect has a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to others in the industries in which the Company and the Company Subsidiaries operate, (C) any change in applicable Law or GAAP (or authoritative interpretation thereof), (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, except to the extent such effect has a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to others in the industries in which the Company and the Company Subsidiaries operate, (E) the execution and delivery or performance of this Agreement or the announcement or pendency of this Agreement or the anticipated consummation of the Offer, the Merger and the other Transactions (it being understood and agreed that, for purposes of Sections 3.04, 3.05 and 6.03(a), changes, events, effects or occurrences resulting from the matters referred to in this clause (E) shall not be excluded in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (F) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for or during any period (it being understood and agreed that the circumstances underlying any such change in the case of this clause (F) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (G) the serving upon the Company of an Offering Notice or any action or steps taken in connection therewith or with the sale, purchase and transfer of the relevant Interest, (H) any challenge to, or litigation initiated against the Company, any Company Subsidiary or Vivelle relating to, the Orange Book listed patents for Daytrana, Vivelle-Dot or CombiPatch or any paragraph IV filing or notice thereof relating to Daytrana, Vivelle-Dot or CombiPatch, (I) any adverse action taken, or any adverse determination or communication, by the FDA with respect to, or any withdrawal or recall of, Daytrana to the extent arising from or as a result of issues related to the peel force specifications of Daytrana, (J) any suit, action or other legal proceeding arising out of or related to the Merger Agreement, the Offer, the Merger or the other Transactions, (K) any change in the market price, credit rating or trading volume of the Company’s securities (it being understood and agreed that the circumstances underlying any such change in the case of this clause (K) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect) or (L) the matters set forth in Section 3.08(a) of the Company Disclosure Letter (or in any other section thereof to the extent that it is readily apparent on the face of such disclosure that it also qualifies or applies to Section 3.08(a) of the Company Disclosure Letter).

“Company Officer” means any of the officers of the Company set forth in Section 9.03(a) of the Company Disclosure Letter.

“Direct Registration System” means the service of the Paying Agent that provides for electronic direct registration of securities in a record holder’s name on the Company’s transfer books and allows shares to be transferred between record holders electronically.

“knowledge” means, with respect to any matter in question, the actual knowledge as of the date hereof after reasonable inquiry of employees of the Company or Parent, as applicable, of the executive officers of the Company set forth in Section 9.03(b) of the Company Disclosure Letter or the executive officers of Parent, as applicable.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents or materially delays (a) the consummation of the Offer, the Merger and the other Transactions or (b) the ability of Parent to perform its obligations under this Agreement in any material respect.

A “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

A “subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

SECTION 9.04.  Interpretation.  The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The word “will” shall be construed to have the same meaning as the word “shall”.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “or” shall not be exclusive.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document or any Law herein shall be construed as referring to such agreement, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement.

SECTION 9.05.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Entire Agreement; No Third-Party Beneficiaries; No Other Representations or Warranties.  (a)  This Agreement, taken together with the Confidentiality Agreement, the Company Disclosure Letter and the Exhibits hereto, (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (ii) except for Section 6.06, are not intended to confer upon any Person other than the parties any rights or remedies.  Notwithstanding clause (ii) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates and holders of Book-Entry Shares.

(b)  Except for the representations and warranties contained in Article III, each of Parent, Holdings and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or with respect to any other information provided to Parent, Holdings or Merger Sub in connection with the Transactions.  Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Holdings, Merger Sub or any other Person resulting from the distribution to Parent, Holdings or Merger Sub, or Parent’s, Holdings’ or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent, Holdings or Merger Sub in certain “data rooms” or management presentations in expectation of the Transactions, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Article III.

(c)  Except for the representations and warranties contained in Article IV, the Company acknowledges that none of Parent, Holdings, Merger Sub or any other Person on behalf of Parent, Holdings or Merger Sub makes any other express or implied representation or warranty with respect to Parent, Holdings or Merger Sub or with respect to any other information provided to the Company in connection with the Transactions.

SECTION 9.08.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 9.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10.  Specific Enforcement.  The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (unless the Federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware) in the event any dispute arises out of this Agreement, the Offer, the Merger or any other Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, the Offer, the Merger or any other Transaction in any court other than the Court of Chancery of the State of Delaware or, if applicable, the United States District Court for the District of Delaware.

SECTION 9.11.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement, the Offer, the Merger or any other Transaction.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.11.

[remainder of page intentionally blank; signature pages follow]

IN WITNESS WHEREOF, Parent, Holdings, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

HISAMITSU PHARMACEUTICAL CO. INC., as Parent,

by
/s/ Hirotaka Nakatomi
Name: Hirotaka Nakatomi
Title: President & Chief Executive Officer

HISAMITSU U.S., INC., as Holdings,

by
/s/ Kosuke Sugiyama
Name: Kosuke Sugiyama
Title: President

NORTHSTAR MERGER SUB, INC., as Merger Sub,

by
/s/ Kosuke Sugiyama
Name: Kosuke Sugiyama
Title: Chief Executive Officer

NOVEN PHARMACEUTICALS, INC., as the Company,

by
/s/ Peter Brandt
Name: Peter Brandt
Title: President & Chief Executive Officer

Exhibit A

to

Agreement and Plan of Merger

Offer Conditions

Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and neither Parent nor Holdings shall be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless (a) there shall have been validly tendered in accordance with the terms of the Offer and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which would represent at least a majority of the Fully Diluted Shares (the “Minimum Tender Condition”) and (b) any waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer shall have expired or been terminated.  The term “Fully Diluted Shares” means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities, other than potential dilution attributable to the Company Rights and the Top-Up Option.  Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and neither Parent nor Holdings shall be required to cause Merger Sub to, accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for if, at the expiration of the Offer, any of the following conditions exists:

(i)  there shall be any Legal Restraint preventing the consummation of the Offer or the Merger in effect; provided that, subject to the proviso in Section 6.03(a), the party seeking to assert this condition shall have used its reasonable efforts to prevent the entry of any such Legal Restraint and to appeal as promptly as possible any such Legal Restraint that may be entered;

(ii)  there shall be pending any suit, action or proceeding by any United States Federal, state or local Governmental Entity challenging the acquisition by Parent or its affiliates of shares of Company Common Stock or otherwise seeking to enjoin, restrain, prevent or prohibit the making or consummation of the Offer or the Merger that is reasonably likely to prevail; provided that the party seeking to assert this condition shall have used its reasonable efforts to consummate and make effective, in the most expeditious manner practicable, the Offer as required by Section 6.03(a);

(iii)  any waiting period required under the Foreign Exchange and Foreign Trade Law of Japan (Law No. 228 of 1949, as amended) applicable to the purchase of shares of Company Common Stock pursuant to the Offer shall not have expired or been terminated; provided that the party seeking to assert this condition shall have used its reasonable efforts to consummate and make effective, in the most expeditious manner practicable, the Offer as required by Section 6.03(a);

(iv)  (A) any representation and warranty of the Company in this Agreement (other than those set forth in Sections 3.03, 3.04 (other than the representation set forth in the last sentence of Section 3.04(b)), 3.05(c), 3.06(d), 3.08(a) and 3.11(h)) shall not be true and correct at such time, except to the extent such representation and warranty expressly relates to an earlier date (in which case on and as of such earlier date), other than for such failures to be true and correct that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to materiality or Company Material Adverse Effect), (B) any representation and warranty of the Company set forth in Sections 3.03, 3.04 (other than the representation set forth in the last sentence of Section 3.04(b)), 3.05(c) and 3.11(h) shall not be true and correct in all material respects at such time, except to the extent such representation and warranty expressly relates to an earlier date (in which case on and as of such earlier date), and (C) any representation and warranty of the Company set forth in Section 3.06(d) or 3.08(a) shall not be true and correct in all respects at such time, except to the extent such representation and warranty expressly relates to an earlier date (in which case on and as of such earlier date);

(v)  the Company shall have failed to perform in all material respects all obligations to be performed by it under this Agreement;

(vi)  this Agreement shall have been terminated in accordance with its terms;

(vii)  there shall have occurred or exist any change, event, effect or occurrence since the date of this Agreement that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(viii)  the Company shall have failed to furnish Parent with a certificate executed on behalf of the Company by the chief executive officer or chief financial officer of the Company certifying that the matters set forth in clauses (iv) and (v) of this Exhibit A have not occurred and continue to exist.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent, Holdings and Merger Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

2

The foregoing conditions are for the sole benefit of Parent, Holdings and Merger Sub and, subject to the terms and conditions of this Agreement, may be waived by Parent, Holdings and Merger Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition).  The failure by Parent, Holdings, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

3